                                                                    EXHIBIT 23.1



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Ascential Software Corporation:

The audits referred to in our report dated March 8, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the annual report on Form 10-K for the year ended December 31, 2001. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, based on our audits and the report of other auditors, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-01409, 33-11161, 33-22862, 333-31116, 33-31117, 333-31369, 33-31371,
33-50608, 33-50610, 33-56707, 333-61843, 333-70323, 333-89231, 333-31670, and
333-43238) on Form S-8 and (No. 333 90667) on Form S-3 of Ascential Software Corporation of our report dated March 8, 2002, relating to the consolidated balance sheets of Ascential Software Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Ascential Software Corporation.


                                  /s/ KPMG LLP


Mountain View, California
March 28, 2001